News Release

                       FOR:              ELJER INDUSTRIES,
                                         INC. AND UNITED STATED BRASS
                                         CORPORATION

                       APPROVED BY:      Edward W. Fordyce, Jr.
                                         Vice President
                                         (214) 407-2670
For Immediate Release
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                      CONTACT:           Morgen-Walke Associates
                                         Lynn Morgen/June Filingeri
                                         Terence Rooney/Helen Spanakos, Media
                                         Contact
                                         (212) 850-5600
                                         Ken Pieper (214) 701-8851


          UNITED STATES BRASS CORPORATION ANNOUNCES CHAPTER 11 FILING


     DALLAS, Texas, May 24, 1994 --United States Brass Corporation, a manufacturer of faucets, plumbing supplies, and plumbing systems for residential and commercial construction, remodeling and do-it-yourself applications, and an indirect, wholly-owned subsidiary of Eljer Industries, Inc. (NYSE:ELJ) announced today that it had filed a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Texas, Plano Division.

     Under Chapter 11, a company continues to operate its business in the ordinary course under court protection from creditors while seeking to work out a plan of reorganization to provide for the payment of its creditors. U.S. Brass indicated that its principal lender, Congress Financial Corporation, has agreed to provide up to $20,000,000 of debtor-in-possession financing for U.S. Brass' continuing operations. The financing would be a continuation of the existing secured working capital credit facility.

     The possitility of a Chapter 11 reorganization for U.S. Brass had been previously announced. U.S. Brass stated that the Chapter 11 filing was necessitated by substantial contingent liabilities associated with litigation arising from its manufacture and sale of Qest polybutylene plumbing systems and the substantial costs associated with and anticipated for such litigation. Other defendants in the Qest system lawsuits are Shell Chemical Company, a subsidiary of Shell Oil Company, the manufacturer of polybutylene resin from which U.S. Brass extrudes the pipe used in the system, Celanese Specialty Resins, a unit of Hoechst Celanese Corporation and the manufacturer of a resin from which U.S. Brass injection molded the Celcon acetal fittings formerly used in the system, other pipe and fittings manufacturers, builders, developers and plumbing contractors.

                               - MORE -

                     (LETTERHEAD OF MORGEN-WALKE)
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U. S. BRASS CORPORATION ANNOUNCES CHAPTER 11 FILING             - Page 2 -



     While U.S. Brass believes it has sufficient insurance to cover the indemnity costs for such claims, its insurance carriers are contesting the nature and extent of coverage and, as a result, it may be unable to absorb the ongoing costs, either indemnity or expense, of the litigation. In addition, claimants in the litigation typically seek awards for punitive damages, for which there may be no insurance coverage.

     Scott G. Arbuckle, Chairman of U.S. Brass and President and Chief Executive Officer of Eljer Industries, commented: "The decision to reorganize U.S. Brass under federal bankruptcy laws is based on our belief that it is the best means of maximizing the return to its creditors while enabling us to systematically resolve the issues raised in the polybutylene-related litigation that have placed a severe burden on our entire Company since our spin-off from Household International in 1989."

     Mr. Arbuckle continued: "This action comes at a time when our relationship with our vendors and creditors is strong, our market position is established, economic trends remain favorable and our operating performance continues to demonstrate the substantial improvement we have made over the past three years."

     The predecessor to U.S. Brass Corporation was incorporated in the 1940's, and since that time the Company has grown into a nationally recognized plumbing company. It was acquired by Household International, Inc. in 1981. U.S. Brass Corporation is a subsidiary of Eljer Manufacturing, Inc., which is based in Dallas, Texas. Neither Eljer Industries nor Eljer Manufacturing is a party to the reorganization proceeding.

     Eljer Industries, Inc. is a leading manufacturer and marketer of high quality building products, including plumbing, heating and ventilating products, for the residential and commercial construction, remodeling and repair, and do-it-yourself markets.

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